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                                                    This filing is made pursuant
                                                         to Rule 424(b)(3) under
                                                           the Securities Act of
                                                         1933 in connection with
                                                      Registration No. 333-52484

                  VESTIN FUND, II, LLC ANNOUNCES FUNDS RAISED

Dec. 14, 2001--Vestin Mortgage Inc., a subsidiary of Vestin Group Inc. and the manager of Vestin Fund, II, LLC (the "Company"), today announced that in its first 124 business days, Vestin Fund, II, LLC, has raised in excess of $100 million and has in excess of 37 loans in its portfolio. The average maturity of these loans was 12 months with an average interest rate of 13.81 percent per annum.